Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Boise Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-150563) on Form S-8 and the registration statement (No. 333-155595) on Form S-3 of Boise Inc. of our report dated February 23, 2009, with respect to the consolidated balance sheet of Boise Inc. as of December 31, 2008, and the related consolidated statements of loss, stockholders' equity, and cash flows for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008, annual report on Form 10-K of Boise Inc.

/s/ KPMG LLP

Boise, Idaho
February 23, 2009